Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:  Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2010 FOURTH QUARTER AND FULL YEAR RESULTS

Revenue Growth Drives Q4 Adjusted EPS of $1.34, up 15.5%, and
Operating Cash Flow of $259.2 Million -
Board Authorizes New $500 Million Share Repurchase Program

Burlington, NC, February 10, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2010.  These results include the operations of Genzyme Genetics for the month of December.

Fourth Quarter Results
Net earnings were $131.8 million compared to $142.7 million in the fourth quarter of 2009. Earnings per diluted share (EPS) were $1.26 compared to $1.33 in 2009. Earnings per diluted share, excluding restructuring and other special charges recorded in the fourth quarter of 2010 and 2009 (Adjusted EPS) were $1.34 and $1.16, respectively.

Operating income for the fourth quarter was $238.8 million compared to $215.8 million in the fourth of 2009.   Operating income, excluding restructuring and other special charges recorded in the fourth quarter of 2010 and 2009 (Adjusted Operating Income) was $252.4 million and $221.9 million, or 19.5% and 19.1% of sales, respectively.

Revenues for the quarter were $1,295.4 million, an increase of 11.2% over the fourth quarter of 2009.  Testing volume, measured by requisitions, increased 3.6% and revenue per requisition increased 7.3%.

Operating cash flow for the quarter was $259.2 million.  The balance of cash at the end of the quarter was $230.7 million, and there were no outstanding borrowings under the Company’s $500.0 million

— more —

revolving credit facility.  As of December 31, 2010, approximately $234.2 million of repurchase authorization remained under the Company’s approved share repurchase plan.

The Company recorded restructuring and other special charges of $13.6 million during the fourth quarter of 2010, comprised of $14.8 million in professional fees and expenses associated with recent acquisitions, which are recorded in selling, general and administrative expense; offset by a restructuring credit of $1.2 million resulting from the reversal of unused severance and facility closure liabilities.

Full Year Results
Net earnings were $558.2 million, compared to $543.3 million in 2009. Earnings per diluted share (EPS) were $5.29 compared to $4.98 in 2009. Adjusted EPS were $5.55 compared to $4.89 in 2009, an increase of 13.5%.

Operating income was $978.8 million compared to $935.9 million in 2009.  Adjusted Operating Income was $1,016.5 million, or 20.3% of sales, compared to $954.9 million, or 20.3% of sales, in 2009.

Revenues were $5,003.9 million, an increase of 6.6% compared to 2009.  Testing volume, measured by accessions, increased 0.1%, and revenue per accession increased 6.4%.

Operating cash flow was $883.6 million, net of $16.8 million in transition payments to UnitedHealthcare.

"We had a great year and achieved the goals we set out at the beginning of 2010 – solid revenue and EPS growth, launch of the Beacon IT platform and meaningful bad debt reduction,” said David P. King, Chairman and Chief Executive Officer. “We also made a significant strategic move by completing the acquisition of Genzyme Genetics.  We look forward to continuing our progress on all these fronts in 2011.”

Share Repurchase Program
During January 2011, the Company completed its repurchase authorization by purchasing approximately $234.2 million of stock, representing approximately 2.6 million shares.  The Company announced today that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of an additional $500 million of its Common Stock.  Any purchases under LabCorp's stock repurchase programs may be made from time to time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time.

Outlook for 2011
Beginning in the first quarter of 2011, the Company intends to further modify its Adjusted EPS to exclude intangible amortization associated with acquisitions (Adjusted EPS Excluding Amortization).  As the Company continues to grow the business through acquisitions, it will begin using earnings excluding amortization as a measure of operational performance, growth and shareholder returns.  The Company believes adjusting EPS for this amortization will provide investors with better insight into the operating performance of the business.

If the Company had made this adjustment for the fourth quarter of 2010 and 2009, Adjusted EPS Excluding Amortization would have been $1.46, compared to $1.26 for the fourth quarter of 2009.  As reflected in the chart below, Adjusted EPS Excluding Amortization would have been $5.98 for the full year 2010, compared to $5.24 for the full year 2009.  For the full year 2011, the amortization adjustment will increase guidance by approximately $0.50.

	2009	2010	2011
Adjusted EPS – previous calculation	$4.89	$5.55	$5.62 - 5.82
Addback of amortization (1)	$0.35	$0.43	$0.50
Adjusted EPS Excluding Amortization – new calculation	$5.24	$5.98	$6.12 - 6.32

(1) Tax-effected intangible amortization, substantially all related to acquisitions of businesses and technology

This Adjusted EPS Excluding Amortization will be the measure the Company requests First Call to use in compiling 2011 consensus EPS estimates.  As such, to ensure comparability, the Company requests research analysts to also provide estimates on this basis.  The Company will provide reconciliation tables in future earnings releases so that investors can clearly see these adjustments.

The Company expects revenue growth of approximately 9.5% - 11.5%; Adjusted EPS Excluding Amortization in the range of $6.12 to $6.32, excluding the impact of any share repurchase activity under the new share repurchase program announced today; operating cash flow of approximately $900 million; and capital expenditures in the range of $140 million to $150 million.  Adjusted EPS Excluding Amortization includes $0.16 - $0.26 of dilution from the Company’s acquisition of Genzyme Genetics.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-884-5695 (617-786-2960 for international callers).  The access code is 42180814.  A telephone replay of the call will be available through February 17, 2011 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 35562004.  A live online broadcast of LabCorp’s quarterly conference call on February 10, 2011 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 10, 2011.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2010, when filed.

GENZYME GENETICS and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license.  Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

     - End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,295.4	$1,165.1	$5,003.9	$4,694.7
Cost of sales	765.8	689.1	2,906.1	2,723.8
Selling, general and administrative	272.4	240.5	1,034.3	958.9
Amortization of intangibles and other assets	19.6	16.4	72.7	62.6
Restructuring and other special charges	(1.2)	3.3	12.0	13.5

Operating income	238.8	215.8	978.8	935.9

Other income (expense)	(1.9)	(1.3)	(4.9)	(3.8)
Investment income	0.3	0.5	1.1	1.6
Interest expense	(19.3)	(14.7)	(70.0)	(62.9)
Income from joint venture partnerships	(2.0)	2.9	10.6	13.8
Earnings before income taxes	215.9	203.2	915.6	884.6
Provision for income taxes	80.8	57.4	344.0	329.0
Net earnings	135.1	145.8	571.6	555.6
Less net earnings attributable to noncontrolling interest	(3.3)	(3.1)	(13.4)	(12.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$131.8	$142.7	$558.2	$543.3

Adjusted Operating Income
Operating Income	$238.8	$215.8	$978.8	$935.9
Restructuring and other special charges	13.6	6.1	37.7	19.0
Adjusted operating income	$252.4	$221.9	$1,016.5	$954.9

Adjusted EPS
Diluted earnings per common share	$1.26	$1.33	$5.29	$4.98
Impact of restructuring and other special charges	0.08	(0.17)	0.26	(0.09)
Adjusted EPS	$1.34	$1.16	$5.55	$4.89
Amortization expense	0.12	0.10	0.43	0.35
Adjusted EPS Excluding Amortization	$1.46	$1.26	$5.98	$5.24

Weighted average shares outstanding	104.5	107.5	105.4	109.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2010	2009

Cash and short term investments	$230.7	$148.5
Accounts receivable, net	655.6	574.2
Property, plant and equipment	586.9	500.8
Intangible assets and goodwill, net	4,275.4	3,239.3
Investments in joint venture partnerships	78.5	71.4
Other assets	360.7	325.3
	$6,187.8	$4,859.5

Zero-coupon subordinated notes	$286.7	$292.2
Senior notes	1,525.9	601.3
Term loan and credit facility	375.0	500.0
Other liabilities	1,365.2	1,217.5
Noncontrolling interest	168.7	142.4
Shareholders' equity	2,466.3	2,106.1
	$6,187.8	$4,859.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31,	December 31,
	2010	2009

Net cash provided by operating activities	$883.6	$862.4
Net cash used for investing activities	(1,317.5)	(334.0)
Net cash provided by (used for) financing activities	515.3	(600.9)
Effect of exchange rates on cash	0.8	1.3
Net (decrease) increase in cash	82.2	(71.2)
Cash at beginning of period	148.5	219.7
Cash at end of period	$230.7	$148.5

Free Cash Flow:
Net cash provided by operating activities	$883.6	$862.4
Less: Capital expenditures	(126.1)	(114.7)
Free cash flow	$757.5	$747.7

Notes to Financial Tables

1)
During the fourth quarter of 2010, the Company recorded restructuring and other special charges of $13.6 million, consisting of $14.8 million in professional fees and expenses associated with recent acquisitions, which are recorded in selling, general and administrative costs; offset by a net restructuring credit of $1.2 million, resulting from the reversal of unused severance and facility closure liabilities.  The after tax impact of these charges decreased net earnings for the three months ended December 31, 2010, by $8.3 million and diluted earnings per share by $0.08 ($8.3 million divided by 104.5 million shares).

During the first nine months of 2010, the Company recorded restructuring and other special charges of $31.1 million ($19.1 million after tax), consisting of $10.9 million in professional fees and expenses associated with recent acquisitions; $7.0 million in bridge financing fees (recorded as interest expense) associated with the signing of an asset purchase agreement for Genzyme Genetics; and $13.2 million in severance related liabilities associated with workforce reduction initiatives.

The after tax impact of these combined charges of $44.7 million decreased net earnings for the year ended December 31, 2010, by $27.4 million and diluted earnings per share by $0.26 ($27.4 million divided by 105.4 million shares).

2)
During the fourth quarter of 2009, the Company recorded net charges of $3.3 million ($2.0 million after tax) relating to severance payments for the reduction of certain management positions and the closing of redundant and underutilized facilities.  The Company also adopted amendments to its employee pension plans, effective January 1, 2010, resulting in the recognition of a one-time net curtailment charge of $2.8 million ($1.7 million after tax).  In addition, the Company recorded favorable adjustments of $21.5 million to its fourth quarter tax provision relating to the resolution of certain state tax issues under audit, as well as the realization of foreign tax credits.  Combined, these net after tax adjustments increased net earnings for the quarter ended December 31, 2009 by $17.8 million and increased diluted earnings per share for the quarter by $0.17 ($17.8 million divided by 107.5 million shares).

During the first nine months of 2009, the Company recorded restructuring and other special charges of $12.9 million ($7.7 million after tax), consisting of $2.7 million representing fees and expenses associated with its acquisition of Monogram Biosciences; and $10.2 million in severance and facility related liabilities associated with workforce reduction and underutilized facilities initiatives.

The after tax impact of these combined charges increased net earnings for the year ended December 31, 2009, by $10.1 million and diluted earnings per share by $0.09 ($10.1 million divided by 109.1).

3)
The Company continues to grow the business through acquisitions and will begin using Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns.  The Company believes adjusting EPS for this amortization will provide investors with better insight into the operating performance of the business.  For the quarters ended December 31, 2010 and 2009, intangible amortization was $19.6 million and $16.4 million, respectively ($12.0 million and $10.0 million net of tax, respectively) and decreased EPS by $0.12 ($12.0 million divided by 104.5 million shares) and $0.10 ($10.0 million divided by 107.5 million shares), respectively.  For the years ended December 31, 2010 and 2009, intangible amortization was $72.7 million and $62.6 million, respectively ($44.5 million and $38.3 million net of tax, respectively) and decreased EPS by $0.43 ($44.5 million divided by 105.4 million shares) and $0.35 ($38.3 million divided by 109.1 million shares), respectively.

###